VIA FAX (604) 689-1817

April 15, 2006

Uranium Power Corp.
525-999 West Hastings Street
Vancouver, British Columbia V6C 2W2
Attention: Rahoul Sharan, President

SUBJECT: AMENDED AND RESTATED OPTION AND JOINT VENTURE AGREEMENT - SAHARA MINE PROPERTY,
EMERY COUNTY, UTAH

Gentlemen:

This Amended and Restated Option and Joint Venture Agreement (this “Amended and Restated Agreement”) sets forth the terms and conditions of an option and joint venture (“Venture”) by and between URANIUM GROUP LLC, a Utah limited liability company of which Scott J. Hill is the Manager, 3975 West 8010 South, West Jordan, Utah, USA (”Uranium Group”) and URANIUM POWER CORP., a British Columbia corporation (“UPC”). This Amended and Restated Agreement incorporates the amendments agreed to between Uranium Group and UPC with respect to the Option and Joint Venture Agreement dated as of August 25, 2005 (the “Effective Date”) between Uranium Group and UPC (the “Agreement”) and restates the Agreement in its entirety. This Amended and Restated Agreement relates to those certain rights and interests owned or controlled by Uranium Group, more specifically described in Exhibit “A” hereto (the “Property”). Uranium Group or UPC are sometimes hereinafter individually referred to as “Party” or collectively as “Parties.” The interests of Uranium Group or UPC with respect to the Property shall individually hereinafter be referred to as a “Participating Interest” or collectively “Participating Interests.” As used in this Amended and Restated Agreement: (1) the term “Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party, with “control” meaning the possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise; (2) the term “Manager” means the entity appointed pursuant to Section 7.4.1; and (3) the following terms have the meanings respectively defined in the following referenced Sections: “Additional Participating Interest” - Section 3.4; “Amended Effective Date” - Section 9.23; “Cash Call” - Section 8.3; “Earn-In-“ - Section 3.1; “Force Majeure” - Section 9.6; “Management Fee” - Section 9.17; “Minimum Exploration Expenditures” - Section 3.1(b); ; “Initial Option” - Section 3.1; “Additional Option” - Section 3.4; “Notice Date” - Section 3.4; “Products” - Section 9.1; “Program and Budget” - Section 8.1; and “Receiving Party” - Section 9.5.2.

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Subject to any approval required as provided in Section 9.23, this Amended and Restated Agreement, when signed by both Parties, shall constitute a legally binding agreement between Uranium Group and UPC, and shall be effective on the “Amended Effective Date,” as defined in such Section.

TERMS

1.	TITLE MATTERS

1.1	Uranium Group’s Representations and Warranties. Uranium Group makes the following representations and warranties:

1.1.1 With respect to unpatented mining claims included in the Property, except as provided in Exhibit A, and subject to the paramount title of the United States, as of the Effective Date: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location work and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed in a manner consistent with that required through the assessment year ending September 1, 2005; (v) all payments in lieu of assessment work pursuant to 106 Stat. 1374 (1992) and 107 Stat. 312 (1993) and necessary to hold the unpatented mining claims through the assessment year ending September 1, 2005 have been made; (vi) all affidavits of assessment work and other filings required to maintain the unpatented mining claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and (vi) the unpatented mining claims are free and clear of defects, liens and encumbrances arising by, through or under Uranium Group.

1.1.2  As of the Effective Date, the underlying leases with respect to that portion of the “Property” which has been leased as defined in Exhibit “A” are in good standing.

1.1.3  That to Uranium Group’s knowledge, there are no pending or threatened actions, suits, claims or proceedings with respect to the Property.

1.1.4  Uranium Group has the full right, power and capacity to enter into this Amended and Restated Agreement upon the terms and conditions herein contained.

1.1.5  That it is a company duly organized and in good standing in its jurisdiction of organization and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Amended and Restated Agreement

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1.1.6  That it will indemnify, defend and hold harmless UPC, its shareholders, directors, officers and employees of and from any liabilities arising as a direct result of Uranium Group’s activities on the Property prior to the Effective Date.

1.2 UPC’s Representations and Warranties. UPC represents and warrants that UPC has the full right, power and capacity to enter into this Amended and Restated Agreement upon the terms and conditions herein contained.

1.2.1 That it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it will incorporate a US subsidiary with the intent that this Amended and Restated Agreement be assigned to a US subsidiary which US subsidiary will be qualified to do business in the State of Utah and the United States of America where necessary in order to carry out the purposes of this Amended and Restated Agreement

1.2.2 Subject to the provisions of this Amended and Restated Agreement, UPC assumes responsibility for all operations on the Properties performed by it or its Affiliates on or after the Effective Date and specifically shall indemnify, defend and hold harmless Uranium Group and its Manager and Members for and on account of any liability that may be asserted against the same as a result of any action, suit, demand or proceeding commenced or asserted by any person or entity (including without limitation any governmental entity), arising out of or related to such operations including without limitation any violation of any environmental law or any law related to human health or safety. UPC further agrees to maintain reasonable levels of insurance, commensurate with industry practice, with respect to these activities and to include Uranium Group as an additional insured on the general liability and other insurance policies it maintains with respect to the Properties to provide insurance coverage for claims that occur while Uranium Group has a working interest during the term of this Amended and Restated Agreement, even if the claim is brought after the Uranium Group no longer has a working interest.

1.2.3 That is will perform all obligations hereunder in a good and minerlike fashion and that it will make all payments and do such other things as are necessary to maintain all mining claims, leases and other rights constituting the Property and to keep the Property free and clear of liens and encumbrances during the Earn-In Period and, following completion of the Earn-In.

2. TERM

The term of the Venture shall be twenty (20) years from the Effective Date and for so long thereafter as Products are being produced from the Property or the Property is being reclaimed or remediated, unless the Venture is earlier terminated as provided herein.

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3. EARN-IN

3.1  Initial Option. Uranium Group hereby grants to UPC the exclusive and irrevocable option (the “Initial Option”), exercisable at UPC’s sole discretion, to earn-in and vest with a seventy percent (70%) undivided Participating Interest in the Venture and the Property (the “Initial Participating Interest”). In order to maintain the Initial Option, UPC must, on a timely basis, (a) make to Uranium Group the payments set out in Section 3.1.1 (the “Payments”), (b) perform or incur the exploration expenditures set out in Section 3.1.2 (the “Exploration Expenditures”), (c) deliver to Uranium Group shares in UPC as set out in Section 3.1.3 (the “Share Deliveries”), and (d) deliver to Uranium Group a document with respect to the Property that satisfies the requirements of Canadian National Instrument 43-1-1 “Standards of Disclosure of Mineral Projects” (collectively, the “Initial Earn-In”). UPC may make the payments, incur the expenditures or deliver the shares on an accelerated basis.

3.1.1 The Payments due annually to the Uranium Group are as follows:

Due Date	Annual Payment Amount

December 31, 2006	US$146,250
December 31, 2007	US$146,250
December 31, 2008	US$146,250
December 31, 2009	US$146,250

Total Payments	US$585,000

3.1.2 The annual amount of Exploration Expenditures required to be performed or incurred by UPC is as follows; provided that any amount in excess of the required cumulative amount in any year will be carried over to the obligation for the following year:

Due Date	Cumulative Expenditure Amount

December 31, 2006	US$341,250
December 31, 2007	US$682,500
December 31, 2008	US$1,023,750
December 31, 2009	US$1,365,000

Total Expenditures	US$1,365,000

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3.1.3 The Share Deliveries to be made annually to the Uranium Group are as follows:

Due Date	Annual Share Issuance Amount

December 31, 2006	50,000 shares
December 31, 2007	50,000 shares
December 31, 2008	50,000 shares
December 31, 2009	50,000 shares

Total Shares	200,000 shares

3.2 Deceleration of the Earn-In. In the event the long term price of uranium oxide (as reported by Ux Consulting Company LLC, or a reliable replacement source if such company discontinues reporting) is below US$20.00 for four consecutive weeks in any calendar year, the obligation of UPC to make the payments, perform or incur exploration expenditures and to deliver shares will be reduced to one-half of the amount that would otherwise have been required in that calendar year and the balance of the obligation will be deferred to the year ending December 31, 2010. In the event that the long term price of uranium oxide continues below, or having recovered again falls below, US$20 in one or more subsequent years, the balance of the obligation will be deferred to the next year or years, as appropriate, after 2010.

3.3 Exercise of the Initial Option. The Initial Option may be exercised by UPC at any time after all of the obligations of UPC set out in Sections 3.1.1, 3.1.2 and 3.1.3 have been made, incurred and delivered on a timely basis, but no later than January 30, 2010 unless the provisions of Section 3.2 have been invoked (in which case such date will be extended to 30 days following the date required for completion of such obligations under Section 3.2). The Initial Option shall be exercised by delivering to Uranium Group a notice that UPC is exercising the Initial Option with respect to all or any portion of the Property. If the Option is being exercised with respect to less than all of the Property, a clear identification of the portion with respect to which the Initial Option is being exercised shall be included in the notice. In addition, at the time UPC exercises the Initial Option, it shall notify Uranium Group of its intent to maintain the Additional Option by undertaking the obligations set out in Section 3.4.

3.4 Additional Option. Uranium Group also hereby grants to UPC the exclusive and irrevocable option (the “Additional Option”), exercisable at UPC’s sole discretion, to earn-in and vest with an additional fifteen percent (15%) undivided Participating Interest in the Venture and the Property (except for any portion of the Property for which the Initial Option was not exercised) (the “Additional Participating Interest”). In order to maintain the Additional Option, (a) UPC must have exercised the Initial Option in a timely manner, (b) notified Uranium Group within 30 days of the exercise of the Initial Option of its intent to maintain the Additional Option (the “Notice Date”), and (c) UPC must, on a timely basis, (i) perform or incur an additional US$700,000 in exploration and/or development expenditures within 360 days of the Notice Date, (ii) pay to Uranium

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Group US$300,000 within 30 days of the Notice Date, and (iii) deliver to Uranium Group 400,000 shares of UPC stock within 30 days of the Notice Date (the “Additional Earn-In”).

3.5 Exercise of the Additional Option. The Additional Option may be exercised by UPC at any time after all of the obligations of UPC set out in Section 3.4 have been performed, made, incurred and delivered as required by Section 3.4, but no later than 390 days after the Notice Date. The Additional Option shall be exercised by delivering to Uranium Group a notice that UPC is exercising the Additional Option, which must be exercised if at all with respect to all of the Property except for any portion of the Property for which the Initial Option was not exercised.

4. CONTRIBUTIONS.

4.1 Initial Contribution.

4.1.1  Upon completion of the Initial Earn-In and exercise of the Initial Option, UPC’s Initial Contribution shall be deemed to be US$1,950,000 and the Uranium Group’s Initial Contribution shall be deemed to be US$835,714 so that the total deemed Initial Contribution of both Parties to the Venture is US$2,785,714

4.1.2  Upon completion of the Additional Earn-In and exercise of the Additional Option, UPC’s Initial Contribution shall be deemed to be US$2,950,000 and the Uranium Group’s Initial Contribution shall be deemed to be US$520,588 so that the total deemed Initial Contribution of both Parties to the Venture is US$3,470,588

4.2 Funding During the Interim Period. If UPC exercises the Initial Option, but does not notify Uranium Group of its intent to maintain the Additional Option as set out in Section 3.4(b) (or notifies Uranium Group that it does not intend to maintain the Additional Option), the Parties shall fund operations as provided in Section 4.3. If UPC exercises the Initial Option, and notifies Uranium Group of its intent to maintain the Additional Option as set out in Section 3.4(b), until such time as UPC notifies Uranium Group that it does not intend to maintain the Additional Option by continuing to undertake the obligations set out in Section 3.4 or UPC exercises the Additional Option, UPC shall fund 85% of all Programs and Budgets and Uranium Group shall fund 15% of all Programs and Budgets, subject to the right of Uranium Group to voluntarily reduce its Participating Interest as provided in Section 5.2.

4.3 Regular Contributions. Prior to completion of Initial Earn-In, UPC shall be solely responsible for funding all Programs and Budgets and for maintaining the Property. Subsequent to the Initial Earn-In, except as provided in Section 4.2, the Parties shall be obligated to contribute funds to Programs and Budgets in proportion to their respective Participating Interests. UPC or Uranium Group may, by notice within fifteen (15) days after the final vote approving a Program and Budget, elect to limit its contribution to a Program and Budget to some lesser amount than its respective Participating Interest or

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not at all, in which case the Participating Interest of the non-contributing Party shall be diluted as prescribed in Section 5.2; provided, however, that with respect to a Program and Budget that first calls for commencement of development of a mine on the Property, Uranium Group shall have ninety (90) days after the final vote approving such Program and Budget in which to make its election. If a Party elects to limit its contribution pursuant to this Section, the other Party may contribute the non-contributed amount in whole or in part for its own behalf.

4.4 Revolving Loan. UPC agrees to make available US$1,000,000 to Uranium Group a revolving loan that Uranium Group can draw upon for up to three years following completion of the Initial Earn-In to fund its obligations under this Amended and Restated Agreement. The outstanding balance of any amounts borrowed from such fund shall bear simple interest of 8.0% per annum from the date borrowed until repaid, whether during or after such three year period. Uranium Group may repay any amounts borrowed from any source but must allocate 90.0% of any amounts distributed to it from sale of products produced from the Properties.

5. PARTICIPATING INTERESTS.

5.1 Initial Participating Interests.

5.1.1  Upon completion of Initial Earn-In and exercise of the Initial Option, the Parties shall have the following Initial Participating Interests: UPC - 70% and Uranium Group - 30%; provided that these respective percentages may subsequently be adjusted pursuant to Section 5.2.

5.1.2  Upon completion of Additional Earn-In and exercise of the Additional Option, the Parties shall have the following Initial Participating Interests: UPC - 85% and Uranium Group - 15%; provided that these respective percentages may subsequently be adjusted pursuant to Section 5.2.

5.2  Voluntary Reduction in Participation. If a Party elects to contribute to a Program and Budget some lesser amount than its respective Participating Interest, or not at all pursuant to Section 4.2, the respective Participating Interests of the Parties shall be recalculated at the time of election by dividing; (i) the sum of (a) the deemed value of the Party’s Initial Contribution under Section 4.1, (b) the total of all of the Party’s Regular Contributions under Section 4.2, and (c) the amount, if any, the Party elects to contribute to a Program and Budget; by (ii) the sum of (a), (b) and (c) above for both Parties, and then multiplying the result by one hundred. Notwithstanding the foregoing, if a Party makes such election and the Manager does not spend at least 85% of the amount budgeted in such Program and Budget, the electing Party may pay in its proportionate share of the amount actually spent and have its interest restored.

5.3  Default in Making Contributions. Both of the Parties hereby grant to the other a lien on all its rights upon any and all mineral production which may be obtained from the

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Property to secure its performance of any obligation hereunder. Each Party agrees to execute in due course and from time to time any and all other additional documents which the other Party may require as evidence of such lien. If a Party defaults in making a contribution or Cash Call required by a Program and Budget, the non-defaulting Party may elect to have the defaulting Party’s Participating Interest reduced according to the formula set forth in Section 5.2.

5.4 Elimination of Minority Interest. Upon the reduction of a Party’s Participating Interest to ten percent (10%) or less pursuant to Section 5.2 or 5.3, the Party shall be deemed to have withdrawn from the Venture and shall be deemed to have elected to permanently convert its Participating Interest to a 10% Net Profits Interest or a 2% Gross Income Royalty as detailed in Exhibit “C”. Upon such election, the withdrawing Party shall convey its Participating Interest to the non-withdrawing Party and thereafter the withdrawing Party shall have no right, title or interest under this Amended and Restated Agreement except for the right to receive the Net Profits Interest or Gross Income Royalty in accordance with the terms of this Section and Exhibit “C”. A determination as to whether the withdrawing Party elects to receive a 2% Gross Income Royalty or a 10% Net Profits Interest shall be made initially within thirty (30) days of the date of withdrawal. Each year thereafter, the withdrawing Party shall notify the non-withdrawing Party no later than December 1 of such year if it elects to receive the Gross Income Royalty or the Net Profits Interest for the following year, which election will be binding for the following year. The non-withdrawing Party shall provide to the withdrawing Party a current calculation of both the Gross Income Royalty and the Net Profits Interest within 30 days of the end of each calendar quarter. In the event no such election is made, the withdrawing Party shall be deemed to have made the then current election.

5.5 Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or elimination of a Party’s Participating Interest shall not relieve such Party of its share of any liability, whether it accrues before or after such reduction, arising out of operations conducted hereunder prior to such reduction or elimination.

6. HOLDING OF TITLE

6.1  Prior to Earn-In. Until such time as UPC has completed the Initial Earn-In, title to the Property shall be held in Uranium Group’s name, subject to the terms and provisions of this Amended and Restated Agreement.

6.2  Subsequent to Earn-In. At such time as UPC has completed the Initial Earn-In or the Additional Earn-In, or any time thereafter, Uranium Group shall, upon UPC’s request, by instruments acceptable to counsel for the Parties, convey title to UPC’s proportionate share of the Property to UPC and each Party shall hold its interest as tenants in common for the benefit of the Venture.

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7. MANAGEMENT

7.1 Management Committee. A management committee shall be formed consisting of two (2) designated representatives of UPC and one (1) designated representative of Uranium Group. The votes of each Party shall be in proportion to its Participating Interest, and except as otherwise provided, approval of Parties holding in excess of sixty-six percent (66%) shall be required in order to make a decision or approve a program and budget, provided, however, when voting on proposed programs and budgets, the Manager shall first consider the legitimate concerns of the minority party. For purposes of voting and this Section 7.1, prior to Initial Earn-In it shall be deemed that UPC holds a fifty-one percent (51%) Participating Interest and Uranium Group holds a forty-nine percent (49%) Participating Interest.

7.2 Unanimous Requirement. Before completion of the Earn-In, the unanimous vote of the Parties shall be required in order to make a decision or approve the following matters; (i) the creation of any encumbrance on the Property or the creation of any indebtedness that is an obligation of the Venture or that may create a lien on the Property, (ii) the transfer or disposition of any part of the Property or (iii) commencement of any litigation in the name of Uranium Group or the Venture. Following completion of the Earn-In, the unanimous vote of the Parties shall be required (i) to encumber the interests of all Parties in the Property or the Venture, (ii) for the transfer or disposition of any single major physical asset which would be fundamental to the operation of a mine on the Property having a fair market value of greater than One Million Dollars (US$1,000,000), (iii) for the commencement of the liquidation of the Venture, or (iv) for modification of this Amended and Restated Agreement.

7.4 Manager

7.4.1 Appointment. The Parties hereby appoint UPC or its designee as the Manager with overall management responsibility for operations conducted prior to Earn-In and pursuant to the Venture. UPC shall be the Manager so long as UPC maintains a Participating Interest equal to or greater than that of the other Party, unless UPC fails to perform a material obligation required under this Amended and Restated Agreement. At such time as UPC’s Participating Interest is not equal to or greater than that of the other Party, the Party having the larger Participating Interest shall be entitled to name a new Manager. Uranium Group hereby grants to UPC, as the Manager, the exclusive right to enjoy all of Uranium Group’s rights in the Property during the period of the Option.

7.4.2 Reports and Statements. The Manager shall distribute detailed statements, work progress reports and other data obtained pursuant to all operations hereunder to the other Party on a quarterly basis (by the 20th day following each calendar quarter) and additionally as reasonably requested by the non-manager.

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7.4.3  General Information. The Manager shall keep the minority Participating Interest holder informed of all Venture business and shall consider its legitimate concerns and requests.

8.	PROGRAMS AND BUDGETS

8.1 Proposed Programs and Budgets

8.1.1 Proposed programs and budgets shall be prepared by the Manager for six (6) months or any longer period not to exceed a period of twelve (12) months. At least forty-five (45) days prior to the expiration of a Program and Budget, the Manager shall prepare and submit to the other Party a proposed program and budget for the succeeding period. Such proposed program and budget shall be in a form and degree of detail sufficient to allow the non-manager to make a reasonably informed determination concerning participation therein. Within thirty (30) days after submission of a proposed program and budget, the Management Committee shall approve or disapprove of the proposed program and budget. A program and budget so approved is herein referred to as a “Program and Budget”.

8.1.2 Subsequent to Earn-In, any Party may propose a Program and Budget to the management committee calling for a designated portion of the Property to be explored, developed, mined or further evaluated for commercial production. The Party so proposing shall vote in favor of the proposed Program and Budget and the provisions of Section 7.1 shall apply.

8.2 Budget Overruns; Program Changes. The Manager shall immediately notify the management committee of any material departure from a Program and Budget. The Party or Parties responsible for funding a Program and Budget shall be responsible, in proportion to their respective Participating Interests, for emergency expenditures made during the term of the Program and Budget and in good faith deemed necessary by the Manager to protect the Property or the Venture or its assets. Except in the case of such emergency or management committee authorization, if the Manager exceeds a Budget by more than ten percent (10%), then the excess over ten percent (10%) shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of ten percent (10%) or less shall be borne by the Parties in proportion to their respective Participating Interests as of the time the overrun occurs.

8.3 Cash Calls. On the basis of a Program and Budget, the Manager may submit to the other Party prior to the last day of each month, a billing for estimated cash requirements for the next three (3) months (“Cash Call”). Within fifteen (15) days after receipt of each Cash Call, each Party shall advance to the Manager its proportionate share of the estimated amount, net of any amount remaining from previous Cash Calls made in prior months. The Manager may maintain a cash balance approximately equal to the rate

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of disbursement for up to three (3) months in a segregated, interest bearing account established solely for the benefit of the Venture.

9.	MISCELLANEOUS PROVISIONS

9.1 Processing of Ore and Sale of Products. The Manager shall use their best efforts to arrange for all ores produced from the Property to be processed at a mill or other facility to produce concentrates containing uranium oxide and any other commercially valuable minerals contained in such ores (“Products”). The Manager shall sell Products on behalf of the Venture on an arms’ length basis and deliver all Revenues received from the sale of such Products to the Parties in proportion to their Participating Interests on a monthly basis. For purposes of this provision, “Revenues” shall mean the total amounts received by the Manager from the sale of Products produced from the Property at the point of sale, less all selling costs, provided such sales are arm’s length transactions, and provided further that sales to Affiliates of the Manager are valued at the fair market value of the Products sold.

9.2 Relationship of the Parties. The rights, duties, and obligations of the Parties hereunder shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. It is expressly agreed that it is not the purpose or intent of this Amended and Restated Agreement, nor shall the same be construed as creating any mining, commercial or other partnership. Except as provided in Section 9.1, this Amended and Restated Agreement shall not be construed to provide for any joint marketing of ores, concentrates, or other substances produced from the Property nor to create any fiduciary relationship between the Parties.

9.3 Dispute Resolution. Any action for any claim arising under or in connection with this Amended and Restated Agreement shall be brought and determined in a state or federal court located in Salt Lake City, Utah.

9.4 Transfer of Interest.  Any Party may freely transfer its interest in the Property, this Amended and Restated Agreement or the Venture as long as such transferee has the ability to perform and agrees in writing to be bound by the terms and conditions of this Amended and Restated Agreement.

9.5 Termination. This Amended and Restated Agreement shall terminate on the first occurrence of any of the following events:

9.5.1 Withdrawal by UPC prior to completion of the Initial Earn-In, which shall occur if (1) UPC gives thirty (30) days prior written notice of such withdrawal; or (2) UPC fails to satisfy the requirements of the Initial Earn-In in the manner set forth in Section 3.1; or (3) the Initial Earn-In is not completed within the period specified in Section 3.1. Upon such withdrawal, UPC shall have no further right, title or interest in the Property and the Venture, but shall remain liable (a) for any

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obligations arising out of operations conducted prior to its withdrawal, and (b) for governmental holding, lease rental payments and claim maintenance fees or payments to third parties required to maintain the Property that accrue within 30 days following withdrawal, except that, if UPC withdraws after July 1 of any year it shall be responsible for the claim maintenance fees due on September 1 of that year, and (c) UPC shall be required to pay to the Uranium Group any portion of the initial US$341,250 work commitment not actually expended on or for the benefit of the Property. Upon withdrawal, UPC shall execute and deliver to Uranium Group a release and any other documents necessary to terminate its interest in the Property and the Venture, free and clear of all liens and encumbrances created by, through or under UPC, along with all data with respect to the Property provided to UPC by the Uranium Group or otherwise developed or acquired by UPC prior to withdrawal. UPC shall deliver to Uranium Group all factual data generated by UPC from the Property during the term of this Amended and Restated Agreement.

9.5.2 Withdrawal by either Party following the Initial Earn-In, in which case the withdrawing Party shall have no further right, title or interest in the Venture (except for a royalty described in Section 5.4) and shall transfer at no cost to the other Party all of its Participating Interest, but shall remain liable for any obligations arising out of operations conducted prior to its withdrawal.

9.5.3 By mutual agreement of the Parties.

9.6 Force Majeure. When an event of Force Majeure occurs, a Party shall promptly notify the other Party describing the nature of the event, and the effects thereof. If the Party’s compliance with its obligations under this Amended and Restated Agreement is prevented by Force Majeure, the Party’s obligations shall be suspended to the extent and for the period that performance is prevented by Force Majeure “Force Majeure” means any cause beyond a Party’s reasonable control, including, without limitations, the inability or unusual delay in obtaining any license, permit or other authorization that may be required to conduct operations; unusual climatic conditions; war, civil insurrection, labor disputes, acts of government, surface owner disputes, lack of availability of contractors or equipment at reasonable prices, or like causes not subject to a Party’s control.

9.7 Data. During the term hereof and during the Venture, a hard copy or suitable electronic file of all data and information obtained by or in the possession of either Party with respect to the Property shall be made available to the other Party upon its request. Data shall include information related to decisions made by the Manager with respect to the Venture and all invoices and other accounting records necessary to substantiate UPC’s compliance with the Earn-In obligations set out above and all financial records maintained by the Manager with respect to Programs and Budgets adopted by the Venture.

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9.8 Inspection. The non-managers’ agents, duly authorized in writing, may enter upon the ground covered by the Property to inspect the workings thereon at their sole risk and expense and at such times and in such a manner as shall not unreasonably hinder or interrupt the operation and activities hereunder. Personnel involved in any such inspections shall comply with all applicable OSHA/MSHA requirements and all safety rules adopted by the Manager.

9.9 Confidentiality/Releases. All data and information coming into the possession of the Parties pursuant to this Amended and Restated Agreement shall be deemed confidential and shall be kept strictly confidential by the Parties except as specified in Section 9.11 or required by law or regulation.

9.10 No Area of Interest. There shall be no “area of interest” outside of the exterior boundaries of the Property and the area immediately surrounding the Property as of the Effective Date as such area is described in Exhibit B; however, during the term hereof, any interest or right to acquire any interest in whole or in part within the exterior boundaries of the Property and immediately surrounding area as described in Exhibit B that is acquired by or on behalf of that Party or any Affiliate thereof shall be subject to this Amended and Restated Agreement and the non-acquiring Party shall have the option to accept a proportionate interest in the acquired interest equal to its then Participating Interest. The non-acquiring Party shall thereafter pay to the acquiring Party its proportionate share of the latter’s actual out of pocket acquisition costs; provided that if such acquisition occurs prior to Earn-In, UPC shall pay for one hundred percent (100%) of the costs of such acquisition and such costs shall be applied to the Minimum Expenditures. If this Amended and Restated Agreement is terminated prior to completion of the Earn-In, for a period of one (1) year thereafter, UPC and its Affiliates shall not acquire any interest in land or minerals within the exterior boundaries of the Property and the area immediately surrounding the Property as described in Exhibit B.

9.11 Recording. This Amended and Restated Agreement shall not be recorded in its entirety. Following the execution of this Amended and Restated Agreement, at the request of either Party, the Parties agree to execute, deliver and record with the Emery County Recorder’s Office, Utah, a memorandum evidencing the principal terms of this Amended and Restated Agreement.

9.12 U.S. Dollars. Any payments of money under this Amended and Restated Agreement may be made by cash, check, wire or electronic wire funds transfer. All references to money as specified in this Amended and Restated Agreement shall be made in U.S. Dollars.

9.13 Further Assurances. Each of the Parties agrees to promptly take such actions and execute and deliver such additional instruments as the Parties may from time to time deem reasonably necessary or convenient to implement and carry out the intent and purpose of this Amended and Restated Agreement. This may include a Mining Venture Agreement similar in form and substance to the Rocky Mountain Mineral Law Institute

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Form Mining Venture Agreement (Form 5-1984) to incorporate the terms of this Amended and Restated Agreement.

9.14 Specific Performance. Each Party shall have the remedy of specific performance of the obligations set forth herein.

9.15 No Partition. No Party shall seek the partition or sale in lieu thereof of the Property and the Parties hereby waive any right of partition, or sale in lieu thereof, whether created by statue or otherwise.

9.16 Liens, Burdens, Claims and Encumbrances. Except as approved by the management committee consistent with the voting requirements set out above, the Parties agree that the Property and their respective Participating Interests in the Venture will be maintained free and clear of any liens, burdens, claims or encumbrances. Each of the Parties shall immediately advise each other of any adverse claim against the Property which comes to its knowledge. The Manager shall prosecute and defend, but shall not initiate without consent of the management committee as provided above, all litigation or administrative proceedings arising out of operations.

9.17 Management Fee. In addition to reimbursement for direct costs, the Manager shall receive as compensation for its services as Manager and in lieu of all off-site overhead costs, a management fee not to exceed (i) ten percent (10%) of direct costs associated with exploration activities and (ii) two percent (2%) of direct costs associated with contract work related to development and mining and the purchase of capital equipment. Provided further that the time of Mr. Chris Healey spent directly in planning or directing operations on the Property or in supervising the obtaining of or analysis of data obtained from the Property, as opposed to participating in general management affairs, shall be a “direct cost” not an “overhead cost.” It is the intent of the Parties that the management fee should reimburse the Manager for all reasonable costs it incurs as serving as Manager and that the Manager shall not earn a profit or incur a loss in serving as Manager. The parties agree to periodically review and adjust, if necessary, the rate of the management fee in order to achieve the intent of the Parties as specified in this Section.

9.18 Inurement. This Amended and Restated Agreement shall inure to and be binding on the successors and assigns of the Parties and shall run with the Property and be binding on any person or entity holding title to the Property.

9.19 Maintenance of Property. During the term of this Amended and Restated Agreement, and as provided in Section 9.5.1, the Manager, on behalf of the Venture, shall perform all work obligations, pay all taxes or duties and comply with all obligations under applicable law to maintain title to the Property in good standing. Prior to Earn-In, UPC’s costs associated with maintaining the Property shall be applied to the Minimum Expenditures.

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9.20 Entire Agreement. This Amended and Restated Agreement constitutes the entire agreement between the Parties with respect to the Property. It supersedes and replaces all prior written or oral understandings heretofore communicated or interchanged between the Parties regarding the Property.

9.21 Notice. Any notices or communications required or permitted hereunder shall be in writing and shall be effective when delivered by hand or facsimile as follows:

To Uranium Group at:	Uranium Group LLC
3975 West 8010 South
West Jordan, Utah 84088 USA
FAX: (801) 282-8889 (requires prior call)

To UPC at:	Uranium Power Corp.
525-999 West Hastings Street
Vancouver, BC V6C 2W2
FAX: (604) 689-1817

9.22 Additional Consideration. Within ten (10) days following the Amended Effective Date, in consideration for amending the Agreement, UPC will pay to Uranium Group US$50,000. In addition, within 30 days of receipt of an invoice from Uranium Group, UPC will reimburse Uranium Group (a) for the legal costs incurred by Uranium Group in renegotiating the Agreement and in preparing this Amended and Restated Agreement and (b) for a new all terrain vehicle and trailer to be purchased by the Manager of Uranium Group in his name to replace the vehicle and trailer supplied by him to locate and maintain the Properties. The amounts reimbursed in (a) and (b) may be applied to amounts due in Sections 3.1.2.

9.23 Effective Date. The terms of this Amended and Restated Agreement are subject to prior filing with the TSX Venture Exchange and approval by the members of Uranium Group. The later of the date the TSX Venture Exchange issues a Notice that the Amended and Restated Agreement has been accepted for filing or that the members of Uranium Group shall have approved this Amended and Restated Agreement shall for the purposes of this Amended and Restated Agreement be the “Amended Effective Date”. Each party agrees diligently to pursue such acceptance and approval.

9.24 Governing Law. This Amended and Restated Agreement shall be construed and enforced in accordance with the laws of the State of Utah, without regard to the conflict of laws provisions thereof.

Provided the foregoing Amended and Restated Agreement accurately reflects your understanding of our agreement, please so indicate by signing in the space provided below and returning both copies to the letterhead address. Upon execution by Uranium Group, a fully executed original will be returned to you.

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Yours truly,

URANIUM GROUP LLC

By	/s/ Scott J. Hill
Title	Manager
Date	5-2-06

ACCEPTED:
URANIUM POWER CORP.

By	/s/ Rahoul Sharan
Title	President
Date	2-5-06

Attachments:	Exhibit A - the “Property”
Exhibit B - Area of Interest”
Exhibit C - Gross Income Royalties and Net Profits Interest

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EXHIBIT A

The “Property”

I. Unpatented Mining Claims
		County	County			BLM	BLM
Claim	Location	Filing	Document			Filing	UMC
Name(s)	Date	Date	Number(s)	Book	Page(s)	Date	Number	Count

UGAP 1-10	9/4/93	9/10/93	E334456-334465	J264	33-42	12/2/93	354391-354400	10

Saharacan 1-8	9/18/04	10/15/04	E368620-368627	J266	691-698	12/15/04	372227-372234	8
Saharacan 9	10/11/96	11/8/96	E343236	J264	346	1/8/97	361626	1
Saharacan10-14	9/17/04	10/15/04	E368628-368632	J266	699-703	12/15/04	372235-372239	5
Saharacan 15-27	9/18/04	10/15/04	E368633-368645	J266	704-716	12/15/04	372240-372252	13

Saharan 1-7	9/4/00	9/29/00	E356459-E356465	J266	254-260	12/1/00	367552-367558	7
Saharan 8-26	9/18/04	10/15/04	E368601-E368619	J266	672-690	12/15/04	372253-372271	19

Pulsar 1-2	11/27/04	12/22/04	E369190, E369191	J266	781A, 782	2/23/05	373802, 373803	2
Pulsar 3-8	11/26/04	12/22/04	E369192-E369197	J266	783-788	2/23/05	373804-373809	6
Pulsar 9-16	11/27/04	12/22/04	E369198-E369205	J266	789-796	2/23/05	373810-373817	8
Pulsar 17	5/9/05	5/10/05	E370880	J267	745	7/12/05	377994	1
Pulsar 18-21	1/1/05	1/26/05	E369457-E369460	J266	838-841	3/25/05	374453-374456	4
Pulsar 22	12/4/04	12/22/04	E369206	J266	842	2/23/05	373818	1
Pulsar 23	5/9/05	5/10/05	E370881	J267	746	7/12/05	377995	1
Pulsar 24, 25	12/30/04	1/26/05	E369433, E369434	J266	814, 815	3/25/05	374457, 374458	2
Pulsar 26-29	12/30/04	1/26/05	E369435-E369438	J266	816-819	3/25/05	374443-374446	4
Pulsar 30-35	1/1/05	1/26/05	E369461-E369466	J266	842-847	3/25/05	374447-374452	6

Quasar 1-8	1/22/05	2/9/05	E369842-E369849	J267	300-307	3/25/05	374433-374440	8
Quasar 9, 10	1/14/05	2/9/05	E369850, E369851	J267	308, 309	3/25/05	374441, 374442	2
Quasar 11-32	4/15/05	5/10/05	E370882-E370903	J267	747-768	7/12/05	377996-378017	22
Quasar 33-47	4/14/05	5/10/05	E370904-E370918	J267	769-783	7/12/05	378018-378032	15
Quasar 48-52	4/15/05	5/10/05	E370919-E370923	J267	784-788	7/12/05	378033-378037	5

Nova 1-12	12/31/04	1/26/05	E369439-E369450	J266	820-831	3/25/05	374519-374530	12
Nova 13-18	12/31/04	1/26/05	E369451-E369456	J266	832-837	3/25/05	374504-374509	6
Nova 19-26	1/15/05	2/9/05	E369732-E369739	J267	190-197	3/25/05	374510-374517	8
Nova 27	1//17/05	2/9/05	E369740	J267	198	3/25/05	374518	1
Nova 28-54	1/17/05	2/9/05	E369741-E369767	J267	199-225	3/25/05	374459-374485	27
Nova 55-72	1/22/05	2/9/05	E369768-E369785	J267	226-243	3/25/05	374486-374503	18

Orion 1-28	1/14/05	2/9/05	E369786-E369813	J267	244-271	3/25/05	374531-374558	28
Orion 29-56	1/17/05	2/9/05	E369814-E369841	J267	272-299	3/25/05	374559-374586	28

Taurus 00, 0 - 30	1/22/05	2/9/05	E369852-E369883	J267	310-341	3/25/05	374587-374618	32

Sirius 1-24	2/5/05	2/9/05	E369884-E369907	J267	342-365	3/25/05	374634-374657	24
Sirius 25	2/19/05	3/4//05	E370345	J267	674	3/25/05	374658	1
Sirius 26 Frac.	2/19/05	3/4/05	E370346	J267	675	3/25/05	374659	1
Sirius 27	2/19/05	3/4/05	E370347	J267	676	3/25/05	374660	1
Sirius 28-42	2/19/05	3/4/05	E370348-E370362	J267	677-691	3/25/05	374619-374633	15

Saturn 1-16	2/17/05	3/4/05	E370305-E370320	J267	634-649	3/25/05	374661-374676	16
Saturn 18	2/17/05	3/4/05	E370321	J267	650	3/25/05	374677	1
Saturn 20	2/17/05	3/4/05	E370322	J267	651	3/25/05	374678	1
Saturn 22	2/17/05	3/4/05	E370323	J267	652	3/25/05	374679	1
Saturn 24	2/17/05	3/4/05	E370324	J267	653	3/25/05	374680	1
Saturn 25-44	2/18/05	3/4/05	E270325-E370344	J267	654-673	3/25/05	374681-374700	20

Polaris 1-36	2/21/05	3/4/05	E370363-E370398	J267	692-727	3/25/05	374701-374736	36

							Total	428

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Subject to the following:

1. UGAP 1-10: No Emery County Recordings of annual BLM fee payments.
2. Saharacan 7: Overlap into Utah State Highway easement.
3. Saharacan 9: No Emery County Recordings of annual BLM fee payments.
4. Saharan 1-7: No Emery County Recordings of annual BLM fee payments.
5. Saharan 4-6: Overlap into Utah State Section 2, T22S R14E.
6. Saharan 8, 26: Overlap into Utah State Section 2, T22S R14E.
7. Nova 1, 3, 5, 7, 9, 11, 13, 15, 17: Overlap into Utah State Section 2, T22S R14E.
8. Nova 17-20: Overlap into Utah State Section 36, T21S R14E.
9. Nova 56: Overlap into Utah State Section 32, T21S R15E.
10 Polaris 20, 22, 24, 26, 28, 30, 32, 34, 36 - Overlap into Utah State Section 32, T21S R15E.
11. Polaris 9, 11, 13, 15, 17, 18 - Overlap senior CC claims, Polaris discovery monuments on open ground.
12. Sirius 44,46,48,50,52,54 - Overlap into Utah State Section 16, T22S R15E.

II. State Mineral Leases

Utah State Lease	Effective Date	Land Covered

ML 48685	January 31, 2001	Sec 2, T 22 S, R 14 E

ML 49588	January 14, 2005	Sec 32, T 21 S, R 15 E

ML 49589	January 14, 2005	Sec 36, T 22 S, R 14 E

ML 49715	March 11, 2005	Sec 2, T 22 S, R 15 E

ML 49715	March 11, 2005	Sec 16, T 22 S, R 15 E

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EXHIBIT B

Area of Interest”

The Area of Interest shall be defined as:

that area surrounding the Property and bordered on the north by the southern right-of-way boundary of Interstate 70 as it exists on the Effective Date of the agreement, on the west by the eastern bank of the San Rafael River, on the east by the western bank of the Green River, and on the south by the southern boundary of T. 23 S., R. 14, 15 and 16 E., projected to the east and to the west to the point of intersection with the Green River and the San Rafael River, respectively. All river boundaries are to be fixed at the locations published on the USGS 7.5 Minute Topographic Quadrangle Maps, Provisional Edition 1988, for the Jessies Twist, Green River, Horse Bench West and Horse Bench Quadrangles.

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Exhibit C

Gross Income Royalty and Net Profits Interest

I. GROSS INCOME ROYALTY CALCULATION

A. Gross Income Definition.

1. “Gross Income” for the calendar quarter shall mean the total amount of Revenues actually received by the Payor from the sale of Products, less to the extent actually paid or incurred by the Payor, (a) the cost of transportation, including insurance, of Products between the mill where Products are produced and the buyer, (b) any independent representative and umpire charges, and (c) taxes (other than income taxes) imposed upon or in connection with selling Products.

2. In no event shall the Payor deduct the cost of exploration, development, mining, milling, leaching or any other processing costs in the determination of Gross Income Return.

B. Definitions Not Included in the Amended and Restated Agreement.

1. Capitalized terms used in this Exhibit C shall have the meaning given to them in the Amended and Restated Option and Joint Venture Agreement unless defined in this Exhibit C.

2. “Payor” shall mean the person or entity obligated to pay a Gross Income Royalty Or a Net Profits Interest to the Royalty Holder pursuant to the terms of the Amended and Restated Agreement.

3. “Royalty Holder” shall mean the person or entity entitled to receive a Gross Income Royalty or a Net Profits Interest pursuant to the terms of the Amended and Restated Agreement.

4. “Revenues” shall mean the total amounts received by the Payor from the sale of Products produced from the Property at the point of sale, less all selling costs, provided such sales are arm’s length transactions, and provided further that sales to Affiliates of the Payor are valued at the fair market value of the Products sold.

II. NET PROFITS CALCULATION

A.  Net Profits Interest Definition. "Net Profits Interest" means for any calendar quarter means the excess, if any, of Gross Proceeds for the period over the aggregate of:

i.	Operating Costs for the period;

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ii.	Operating Costs for all previous periods to the extent they have exceeded Gross Proceeds from such periods and have not previously been deducted in computing Net Profits; and

iii.
such reasonable amount of cash as is required for the ensuing three month period for working capital as, in the opinion of the Payor, is required for the Operation of the Property as a Mine, provided that this amount shall be added to Gross Proceeds when calculating Net Profits for the next ensuing period;

iv.	A charge for Expenditures and Post-production Capital Expenses, calculated as provided in paragraph 5.xi below, to the extent they have not previously been deducted in computing Net Profits

B.  Other Definitions. In determining Net Profits the following definitions shall apply:

1.
"Commercial Production" means Operating the Property as a Mine but shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant. Commercial Production shall be deemed to have commenced on the day upon which uranium or vanadium bearing ores have been produced from the Property on a continuous basis for a period of 30 working days;

2.
"Expenditures" means all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Payor following conversion of the Participating Interest of the Royalty Holder to a Gross Income Royalty or a Net Profits Interest as provided in the Amended and Restated Agreement, up to and including the date of commencement of Commercial Production in connection with the exploration and development of the Claims, the acquisition of Other Tenements, and the equipping of the Property for Commercial Production, including, without limiting the generality of the foregoing, monies expended in maintaining the Property in good standing by doing and filing assessment work, in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing, in paying the fees, wages, salaries, traveling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work in respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such men, and in supervision and management of all work done with respect to and for the benefit of the Property, plus an amount not to exceed 3% of such costs as compensation for overhead and other similar expenses which the Payor will incur but which cannot be specifically allocated; and sufficient initial working capital to finance the first three months of production as in the opinion of the Payor is required for the Operation of the Property as a Mine;

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3.
"Gross Proceeds" means, for any period, the aggregate gross Revenues received by the Payor during the period from the sale of Products produced in Operating the Property as a Mine and any cash proceeds received during the period from the disposition of any capital assets the cost of which has been treated as an Expenditure or a Post-production Capital Expense;

4.
"Mining Facilities" means all mines and plants, including without limitation, all pits, shafts, haulage ways, and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, on or outside the Property and relating to the Operation of the Property as a Mine;

5.
"Operating Costs" means, for any period, all costs, expenses, obligations, liabilities and charges of whatsoever kind and nature incurred or chargeable, directly or indirectly by the Payor, after commencement of Commercial Production in connection with the Operation of the Property as a Mine during the period, which costs, expenses, obligations, liabilities and charges shall include, without limiting the generality of the foregoing, the following:

i.	all costs of or related the Operation of the Property as a Mine;

ii.	all costs of or related to the processing and marketing of Products including, without limitation, transportation, storage, commissions and/or discounts;

iii.
all costs of acquiring Other Tenements and maintaining in good standing or renewing from time to time the Property including the payment of all royalties and taxes of any nature whatsoever in connection therewith;

iv.	all costs of or related to providing and/or operating employee facilities, including housing;

v.
all duties, charges, levies, royalties, taxes (excluding taxes levied on income) and other payments imposed upon or in connection with Operating the Property as a Mine by any govern-ment or department or agency thereof;

vi.	all costs of consulting, legal, accounting, insurance and other services;

vii.	all interest expenditures incurred after Commencement of Commercial Production;

viii.
all costs of construction, equipment, mine development, after Commencement of Commercial Production, including capital costs, maintenance, repairs and replacements, except capital expenditures relating to a major improvement, expansion, modernization or replacement

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of the mining facilities (for the purposes hereof a major improvement, expansion, modernization or replacement of the mining facilities is one which involves an aggregate cost in any one year of more than $l,000,000.00);

x.	all costs for pollution control, reclamation or any other similar costs incurred or to be incurred by the Payor);

xi.	a charge for the Payor's Expenditures and Post-production Capital Expenses to be amortized, and charged by the Payor in the same manner as reported by the Payor for income tax purposes;

xii.	any costs or expenses incurred or to be incurred relating to the termination of the Operation of the Property as a Mine;

Except where specific provision is made otherwise, all Expenditures and Operating Costs shall be determined in accordance with generally accepted accounting principles consistently applied. It is the intent of the parties that there be no duplication in charges made under this agreement;

6.
"Operating the Property as a Mine/Operation of the Property as a Mine" means the extraction or production of minerals or metals from the Property, the milling, smelting, refining, beneficiating, and other processing of such minerals and metals and the marketing of Products;

7.
"Other Tenements" means all surface rights of and to any lands within or outside the Property including surface rights held in fee or under lease, license, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof) acquired by or on behalf of the Payor for use for the benefit of the Property;

8.
"Post-production Capital Expenses" means all such costs expended or incurred by the Payor after commencement of Commercial Production in connection with a major improvement, expansion, modernization or replacement of the Mining Facilities as are excluded from operating costs under subparagraph 5.ix;

III. PAYMENTS.

1. If the Payor produces and sells Products, the Gross Income Royalty or the Net Profits Interest to be paid to the Royalty Holder shall be calculated by multiplying the amount of Gross Income Royalty determined in Section I or the amount of Net Profits Interest determined in Section II by the percentage of Gross Income Royalty or Net Profits Interest to which the Royalty Holder is entitled under the Amended and Restated Agreement. Payment (or if no payment is due an accounting showing such fact) shall be made within 30 days after the end of any calendar quarter in which Payor receives Revenues from the sale of Products during the calendar quarter.

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2, The Payor shall provide copies of all data relating to the Gross Income Royalty or Net Profits Interest calculation (including, but not limited to, settlement sheets used in calculating the Royalty Holder’s Gross Income Royalty or Net Profits Interest) to the Royalty Holder at the same time that the Royalty Holder’s Gross Income Royalty or Net Profits Interest payments are paid.

3. For purposes of determining whether the Gross Income Royalty or the Net Profits Interest is greater as provided in Section 5.4 of the Amended and Restated Agreement, the Royalty Holder shall be paid the Gross Income Royalty on a quarterly basis. Within six months of the end of each fiscal year following Commencement of Commercial Production (for purposes of this provision, a “fiscal year” shall mean the calendar quarter in which such commencement occurred, together with the next three calendar quarters and each subsequent four calendar quarters thereafter) the Payor shall calculate and provide to the Royalty Holder a written statement cumulative Gross Income Royalty and a cumulative Net Profits Interest for the Property. If the cumulative amounts actually paid to the Royalty Holder are less than the amounts that would have been paid under such calculations, within 30 days of the end of such six month period, the Payor shall make a reconciling payment equal to the difference between actual and calculated payments. The process shall be repeated at the end of each subsequent fiscal year.

IV. AUDITS AND DISPUTES.

1. The Royalty Holder, upon written notice, shall have the right to audit, or to have an independent firm of certified public accountants audit, the records that relate to the calculation of the Gross Income Royalty or Net Profits Interest within 6 months after receiving the written statement following the end of each fiscal year as described in Section C.3 above.

2. The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any fiscal year, unless it provides notice in writing of such objection within 12 months after receipt the written statement following the end of each fiscal year as described in Section C.3 above, unless an audit is conducted, in which case the Royalty Holder shall have 30 days from conclusion of the audit to provide such notice. If the parties are unable to resolve the dispute within 60 days after the receipt of such notice, the dispute shall be resolved by arbitration in Salt Lake City, Utah, pursuant to the commercial arbitration rules of the American Arbitration Association. The resolution pursuant to such arbitration shall be binding on the parties. Alternatively, the parties may elect to submit the dispute to a mutually acceptable certified public accountant, or firm of certified public accountants, for a binding resolution thereof. Unless the parties agree to share the costs of arbitration, the arbitrator shall determine what part of the costs and expenses incurred in any such proceeding shall be borne by each party participating in the arbitration.

V. GENERAL.

1. Unless otherwise specified, capitalized terms used herein shall have the same meaning as given to them in the Amended and Restated Agreement to which this Exhibit C is attached.

2. The Payor shall keep true and accurate books and records for the purposes of this Exhibit. Such books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles and practices consistently applied.

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3. The Royalty Holder or its authorized representative on not less than two days’ notice to the Payor, may enter upon all surface and subsurface portions of the Properties for the purpose of inspecting the Properties, all improvements thereto and operations thereon, and may inspect and copy all records and data pertaining to the calculation of its interest, including without limitation such records and data which are maintained electronically. The Royalty Holder or its authorized representative shall enter the Property at the Royalty Holder’s own risk and may not unreasonably hinder operations on or pertaining to the Property. Subject to any insurance carried by the Payor with respect to the Property, the Royalty Holder shall indemnify and hold harmless the Payor and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to the Royalty Holder or any of its agents or representatives caused by the Royalty Holder’s exercise of its rights herein, unless such injury results from the negligence or willful misconduct of Payor.

4. All notices or communications hereunder shall be made and effective in accordance with the provisions of the Amended and Restated Agreement.

5. The Net Profits Interest and Gross Income Royalty shall attached to any amendments, relocations or conversions of any mining claims or leases comprising the Property, or to any renewals or extensions of leases, and to any mineral rights acquired by the Payor and any Affiliates in lands embraced within the Property or the Area of Interest within three years after the loss or relinquishment of any mining claim or lease comprising the Property. The Net Profits Interest and Gross Income Royalty shall be a real property interest that runs with the Properties and shall be applicable to any person who produces and sells Products from the Property.

6. All information and data provided to Royalty Holder shall be subject to the confidentiality provisions of Section 9.9 of the Amended and Restated Agreement.

7. Notwithstanding anything to the contrary herein, the Payor shall have the right to mine and market amounts of Products reasonably necessary for non-bulk sampling, assaying, metallurgical testing and evaluation of the minerals potential of the Property without initiating the obligation to make payments hereunder.

8. The Payor shall have the right to commingle ores and minerals from the Property with ore and minerals produced from other lands and properties; provided, however, that the Payor shall first calculate from representative samples the average grade of the ore and minerals and shall weigh (or calculate by volume) the ore before commingling. If concentrates are produced from the commingled ores by the Payor, the Payor shall also calculate from representative samples the average recovery percentage for all concentrates produced during the calendar quarter. In obtaining representative samples, calculating the average grade of the ore and minerals and average recovery percentages, the Payor may use any procedures generally accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of negligence or fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used by the Payor to apportion among the commingled ores and minerals penalty charges, if any, imposed by the purchaser of such ore or minerals.

849277.1
4/14/06
850468.1
4/19/06